Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Westwicke Partners, LLC
VP Finance & Investor Relations	Stefan Loren, Ph.D. (sloren@westwicke.com)
(858) 314-5824	(858) 356-5930
Debra P. Crawford	Robert Uhl (robert.uhl@westwicke.com)
Chief Financial Officer	(858) 356-5932
(858) 314-5708

For Immediate Release

SANTARUS REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

Company achieves record annual revenues of $218.0 million in 2012

2012 net income of $18.6 million and $0.27 diluted EPS more than triple prior year period

SAN DIEGO (March 4, 2013) – Santarus, Inc. (NASDAQ: SNTS), today reported financial and operating results for the quarter and year ended December 31, 2012.

Key financial results for the fourth quarter of 2012 include:

•	Total revenues of $70.2 million grew 65% compared with $42.6 million for the fourth quarter of 2011

•

Net income of $5.5 million, or $0.08 diluted earnings per share (EPS), which included a $10.0 million expense for a success-based clinical milestone, increased significantly compared with $1.9 million, or $0.03 diluted EPS for the fourth quarter of 2011

•	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) improved to $9.6 million in the fourth quarter of 2012 compared with $4.5 million for the fourth quarter of 2011

•	Cash, cash equivalents and short-term investments were $94.7 million as of December 31, 2012, an increase of $36.1 million compared with $58.6 million at December 31, 2011

“We believe that 2012 was an inflection year for Santarus, with strong revenue growth and greatly improved earnings and cash flow compared with 2011,” said Gerald T. Proehl, president and chief executive officer of Santarus. “In addition to our commercial progress and the favorable outcome on the ZEGERID® (omeprazole/ sodium bicarbonate) patent litigation at the appellate court, we were successful in advancing our clinical pipeline, including reporting positive Phase III results for both RUCONEST® (recombinant human C1 esterase inhibitor) in hereditary angioedema (HAE) and for rifamycin SV MMX® in travelers’ diarrhea. We also initiated a major Phase IIIb clinical study with UCERIS™ (budesonide) extended release tablets as add-on therapy to 5-ASA drugs and completed enrollment in a Phase I clinical study with SAN-300, a monoclonal antibody.”

Mr. Proehl added, “Our momentum has continued into 2013 with the mid-January U.S. Food and Drug Administration (FDA) approval of UCERIS for the induction of remission in patients with active, mild to moderate ulcerative colitis and the commercial launch of UCERIS and relaunch of ZEGERID a few weeks ago. We believe 2013 is shaping up to be another robust year for Santarus.”

Business Highlights

Commercial products:

•

UCERIS: On January 14, 2013, the FDA approved UCERIS for the induction of remission in patients with active, mild to moderate ulcerative colitis, and on February 14, 2013, Santarus announced the commercial launch of UCERIS. The company has expanded its sales organization for the commercial launch of UCERIS, adding 85 new sales representatives. The sales organization, which now totals 235 sales representatives, promotes both UCERIS and ZEGERID to gastroenterologists in addition to promoting the company’s three diabetes/metabolic products to endocrinologists and other physicians.

•

ZEGERID: In December 2012, the U.S. Court of Appeals for the Federal Circuit denied Par Pharmaceutical, Inc.’s request that the Federal Circuit rehear its earlier decision that reversed in part a lower court decision of invalidity involving patents covering ZEGERID capsules and powder for oral suspension prescription products. The Federal Circuit also remanded the case to the District Court for further proceedings pertaining to damages. The ZEGERID patents at issue expire in July 2016.

•	GLUMETZA® (metformin HCl extended release tablets): New prescriptions grew 28% and total prescriptions increased 31% for the 12 months ended December 31, 2012 compared with the prior 12 months.

•	CYCLOSET® (bromocriptine mesylate) tablets: New prescriptions increased 49% and total prescriptions were up 85% for the 12 months ended December 31, 2012 compared with the prior 12 months.

•

FENOGLIDE® (fenofibrate) tablets: New prescriptions were up 45% and total prescriptions increased 35% in the fourth quarter of 2012 compared with the fourth quarter of 2011. Santarus obtained exclusive rights to commercialize FENOGLIDE in the U.S. market in December 2011 and began promoting FENOGLIDE in early February 2012.

Investigational drugs:

•

RUCONEST: Santarus expects to submit a Biologics License Application (BLA) for RUCONEST to the FDA in the second quarter of 2013 for the treatment of acute attacks of angioedema in patients with HAE. In November 2012, Santarus announced that when compared to placebo, RUCONEST demonstrated a significantly shorter time to beginning of relief of symptoms, the primary endpoint, in a pivotal Phase III clinical study that was conducted to evaluate the safety and efficacy of RUCONEST 50 IU/kg for the treatment of acute attacks of angioedema in patients with HAE.

•

Rifamycin SV MMX: In September 2012, Santarus announced that patients treated with rifamycin SV MMX demonstrated statistically significant improvement in reducing time to last unformed stool in patients with travelers’ diarrhea, the primary endpoint of a Phase III clinical study to evaluate the safety and efficacy of rifamycin SV MMX versus placebo.

•

SAN-300: Santarus completed a Phase I clinical study in healthy subjects with SAN-300, an anti-VLA-1 antibody, testing both intravenous and subcutaneous formulations. Santarus plans to begin a Phase IIa clinical study with its subcutaneous formulation of SAN-300 in patients with rheumatoid arthritis in the fourth quarter of 2013. SAN-300 targets a collagen receptor, VLA-1 (a1b1 integrin), which is believed to play a major role in the migration, retention and proliferation of activated T cells and monocytes at sites of chronic inflammation. Santarus holds exclusive worldwide rights to SAN-300.

Fourth Quarter 2012 Financial Results

Total revenues increased to $70.2 million for the fourth quarter of 2012, compared with $42.6 million for the fourth quarter of 2011 as indicated below ($ in millions):

	Three Months Ended December 31,		Increase (Decrease)
	2012	2011
Product sales, net
GLUMETZA	$42.6	$28.5	$14.1
ZEGERID	20.8	9.4	11.4
CYCLOSET	4.5	3.8	0.7
FENOGLIDE	1.5	—	1.5

Total product sales, net	69.4	41.7	27.7
Other revenue	0.8	0.9	(0.1)

Total revenues	$70.2	$42.6	$27.6

Net income for the fourth quarter of 2012 was $5.5 million, diluted EPS was $0.08 and adjusted EBITDA was $9.6 million. Net income for the 2012 fourth quarter included the expense of a $10.0 million clinical milestone for the successful completion of a Phase III clinical study with RUCONEST. In the fourth quarter of 2011 the company reported net income of $1.9 million, diluted EPS of $0.03, and adjusted EBITDA of $4.5 million.

The cost of product sales was $5.2 million, or approximately 7% of net product sales, for the fourth quarter of 2012, compared with $3.3 million, or approximately 8% of net product sales, for the fourth quarter of 2011. The decrease in the cost of product sales as a percentage of net product sales was primarily attributable to certain fixed costs being applied to increased sales volumes and increased sales prices.

License fees and royalties were $26.2 million for the fourth quarter of 2012 compared with $10.3 million for the fourth quarter of 2011. License fees and royalties include royalties on GLUMETZA net sales, the gross margin split on CYCLOSET net sales, royalties on ZEGERID net sales and amortization of upfront payments. In addition, license fees and royalties for the fourth quarter of 2012 included a $10.0 million expense for the successful completion of the RUCONEST Phase III clinical study.

Research and development (R&D) expenses totaled $7.7 million for the fourth quarter of 2012, compared with $7.4 million for the fourth quarter of 2011.

Selling, general and administrative (SG&A) expenses were $25.0 million for the fourth quarter of 2012 and $19.5 million for the fourth quarter of 2011. The $5.5 million increase in SG&A expenses was primarily attributable to expansion of the company’s commercial presence, including costs associated with the addition of 40 contract sales representatives in January 2012, increases in compensation costs, and expenses attributable to launch preparation activities for UCERIS.

Full Year 2012 Results

Total revenues for 2012 were $218.0 million compared with $118.8 million for 2011 as indicated below ($ in millions):

	Years Ended December 31,		Increase (Decrease)
	2012	2011
Product sales, net
GLUMETZA	$145.0	$36.4	$108.6
ZEGERID	48.0	43.3	4.7
CYCLOSET	14.5	8.5	6.0
FENOGLIDE	7.1	—	7.1

Total product sales, net	214.6	88.2	126.4
Other revenue[1]	3.4	30.6	(27.2)

Total revenues	$218.0	$118.8	$99.2

[1]	Other revenue included $27.3 million of GLUMETZA promotion revenue in 2011

Net income was $18.6 million, or $0.27 diluted EPS, in 2012, compared with net income of $4.7 million, or $0.07 diluted EPS, in 2011. Adjusted EBITDA was $36.9 million in 2012 compared with adjusted EBITDA of $13.9 million in 2011.

As of December 31, 2012, Santarus had cash, cash equivalents and short-term investments of $94.7 million, an increase of approximately $12.8 million in the fourth quarter. Cash, cash equivalents and short-term investments were $58.6 million as of December 31, 2011.

Financial Outlook for 2013

Santarus is affirming its financial outlook for full year 2013 as introduced in the company’s business update conference call on January 15, 2013 and introducing its outlook for diluted EPS and non-GAAP adjusted diluted EPS:

•	Total revenues of approximately $320 million to $325 million.

•	Net income of approximately $50 million to $54 million, and diluted EPS of $0.63 to $0.68.

•	Adjusted EBITDA, or non-GAAP adjusted earnings, of approximately $73 million to $79 million and non-GAAP adjusted diluted EPS of $0.92 to $1.00.

The EPS estimates assume 79 million fully diluted shares.

Additional information for selected estimated expenses for 2013 is as follows:

•	License fees will include a $5 million expense for a success-based milestone assuming FDA acceptance for review of the RUCONEST BLA.

•	Research and development expenses of approximately $34 million to $38 million.

•

SG&A expenses of approximately $131 million to $134 million, which include an incremental estimated $38 million to $40 million investment associated with the previously disclosed sales force expansion of 85 sales representatives and promotional and other costs associated with the UCERIS launch and ZEGERID relaunch.

Non-GAAP Financial Measures

In this press release, Santarus used adjusted EBITDA, or adjusted earnings, as a key operating metric. Adjusted EBITDA, or adjusted earnings, is a non-GAAP financial measure. The company believes that the presentation of this non-GAAP financial measure provides useful supplementary information to and facilitates additional analysis by investors. The company uses this non-GAAP financial measure in connection with its own budgeting and planning. This non-GAAP financial measure is in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Set forth below are tables reconciling the company’s adjusted EBITDA, or non-GAAP adjusted earnings, to GAAP net income for the full year 2012 and 2011 and reconciling the company’s adjusted EBITDA, or non-GAAP adjusted earnings guidance to GAAP net income guidance for the year ending December 31, 2013.

Santarus, Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA (Non-GAAP Adjusted Earnings)

($ in millions)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
GAAP net income	$5.5	$1.9	$18.6	$4.7
Interest (income) expense	0.1	0.1	0.3	0.4
Income tax expense	0.5	0.1	1.3	0.3
Depreciation and amortization	1.5	0.9	6.1	3.1
Stock-based compensation	1.8	1.4	6.7	5.4
Stock issuance for regulatory milestone	—	—	3.7	—
Loss on contingent consideration	0.2	0.1	0.2	—

Adjusted EBITDA	$9.6	$4.5	$36.9	$13.9

Santarus, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Earnings

Guidance for the Year Ending December 31, 2013

(in millions, except EPS)

GAAP net income	$50 - $54
Interest (income) expense	0
Income tax expense	4
Depreciation and amortization	7 - 8
Stock-based compensation	12 - 13

Non-GAAP adjusted earnings	$73 - $79

Non-GAAP adjusted EPS, diluted	$0.92 - $1.00

Shares used in computing non-GAAP adjusted EPS, diluted	79

Conference Call

Santarus has scheduled an investor conference call regarding this announcement at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today, March 4, 2013. Individuals interested in participating in the call may do so by dialing 866-819-7280 for domestic callers, or 678-374-2322 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering reservation code 10201664. The live conference call also will be available by visiting the Investor Relations section of the company’s website at www.santarus.com and a recording of the call will be available on the company’s website for 14 days following the completion of the call.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on five products. UCERIS™ (budesonide) extended release tablets for the induction of remission in patients with active, mild to moderate ulcerative colitis and ZEGERID® (omeprazole/sodium bicarbonate) for the treatment of certain upper gastrointestinal disorders are promoted to gastroenterologists. GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes, and FENOGLIDE® (fenofibrate) tablets, which is indicated as an adjunct to diet to reduce high cholesterol, are promoted to endocrinologists and other physicians who treat patients with type 2 diabetes. Full prescribing and safety information for Santarus’ products are available at www.santarus.com.

Santarus’ product development pipeline includes the investigational drug RUCONEST® (recombinant human C1 esterase inhibitor) for treatment of acute attacks of hereditary angioedema. The company expects to submit a biologics license application (BLA) to the U.S. Food and Drug Administration for RUCONEST in the second quarter of 2013. Santarus is also developing rifamycin SV MMX®, which is in Phase III clinical testing for treatment of travelers’ diarrhea. In addition, the company has completed a Phase I clinical program with SAN-300, an investigational monoclonal antibody. More information about Santarus is available at www.santarus.com.

Statements included in this press release that are not a description of historical facts are forward-looking statements. These forward-looking statements include statements regarding anticipated sales trends and financial results and the timing and outcome of various matters relating to Santarus’ development products, including the Phase IIIb clinical study for UCERIS, the submission of the BLA for RUCONEST, the Phase III clinical study for rifamycin SV MMX and the planned Phase IIa clinical study for SAN-300.

The inclusion of forward-looking statements should not be regarded as a representation by Santarus that its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to successfully launch UCERIS and generate revenues from its currently promoted commercial products and its authorized generic ZEGERID products; Santarus’ ability to successfully advance the development of, obtain regulatory approval for and ultimately commercialize, its investigational drugs, including the UCERIS Phase IIIb clinical study, the submission of the RUCONEST BLA, the Phase III clinical study for rifamycin SV MMX and the planned Phase IIa clinical study for SAN-300; Santarus’ ability to maintain patent protection for its products, including the difficulty in predicting the timing and outcome of ongoing and any future patent litigation;

Santarus’ ability to achieve continued progress under its strategic alliances, and the potential for early termination of, or reduced payments under, these agreements; Santarus’ dependence on strategic partners for certain aspects of its development programs, including risks related to their financial stability; adverse side effects, inadequate therapeutic efficacy or other issues related to Santarus’ products that could result in product recalls, market withdrawals or product liability claims; competition from other pharmaceutical or biotechnology companies and evolving market dynamics; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and obtaining and maintaining regulatory approvals for, Santarus’ products; fluctuations in quarterly and annual results; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; and other risks detailed in Santarus’ prior press releases and public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus®, FENOGLIDE®, UCERIS™, and ZEGERID® are trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RUCONEST® is a trademark of Pharming Group N.V.

[Tables to follow]

Santarus, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents and short-term investments	$94,736	$58,608
Accounts receivable, net	31,024	20,274
Inventories, net	9,897	5,129
Prepaid expenses and other current assets	6,678	3,714

Total current assets	142,335	87,725
Long-term restricted cash	950	1,050
Property and equipment, net	945	578
Intangible assets, net	16,254	21,787
Goodwill	2,913	2,913
Other assets	352	—

Total assets	$163,749	$114,053

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$45,824	$35,413
Allowance for product returns	20,574	13,895

Total current liabilities	66,398	49,308
Deferred revenue, less current portion	1,639	2,163
Long-term debt	9,876	10,000
Other long-term liabilities	2,884	2,494
Total stockholders’ equity	82,952	50,088

Total liabilities and stockholders’ equity	$163,749	$114,053

Santarus, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenues:
Product sales, net	$69,414	$41,665	$214,538	$88,153
Promotion revenue	—	—	—	27,339
Royalty revenue	799	887	3,417	3,295

Total revenues	70,213	42,552	217,955	118,787
Costs and expenses:
Cost of product sales	5,177	3,255	15,640	8,852
License fees and royalties	26,239	10,277	69,783	17,898
Research and development	7,719	7,420	25,808	18,383
Selling, general and administrative	24,985	19,483	86,552	68,229

Total costs and expenses	64,120	40,435	197,783	113,362

Income from operations	6,093	2,117	20,172	5,425
Other income (expense):
Interest income	16	(1)	29	15
Interest expense	(78)	(117)	(337)	(459)

Total other income (expense)	(62)	(118)	(308)	(444)

Income before income taxes	6,031	1,999	19,864	4,981
Income tax expense	535	83	1,309	312

Net income	$5,496	$1,916	$18,555	$4,669

Net income per share:
Basic	$0.09	$0.03	$0.30	$0.08

Diluted	$0.08	$0.03	$0.27	$0.07

Weighted average shares outstanding used to calculate net income per share:
Basic	63,294,102	60,941,657	62,696,950	60,531,259
Diluted	72,877,439	63,272,065	69,150,415	62,814,561

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